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                                                                   EXHIBIT 10.14

                                INTERNATIONAL DISTRIBUTION AGREEMENT



This International Distributor Agreement (the "Agreement") is entered into as of 7/20/98 1998, between Somnus Medical Technologies, Inc., a corporation organized under the laws of Delaware, United States of America, with principal offices at 285 N. Wolfe Road, Sunnyvale; California 94086, United States of America ("Somnus") and Ferrari Ind. Com. Aparelhos Medicos Ltda, a corporation organized under the laws of Brazil with offices at Rua Indare 101 CEP 04317-010, Sao Paulo-SP-Brazil (Distributor").

NOW THEREFORE, mutual promises contained herein, the parties agree as follows:

1.  DEFINITIONS

         1.1  "Effective Date" means the date set forth above.

         1.2 "Products" means those products listed on attached Exhibit A, as amended from time to time. Products may be changed, abandoned or added by Somnus at any time, at its sole discretion. Except as may be expressly provided hereto, Somnus shall be under no obligation to continue the production of any Product.

         1.3  "Territory" means Brazil.

         1.4 "Somnus Trademarks" means the marks listed in Exhibit E together with trademarks, tradenames and servicemarks of which Somnus may become the proprietor on or in relation to the Products at any time during this Agreement.

2. APPOINTMENT

         2.1 Appointment. Somnus hereby appoints Distributor as its distributor for the promotion, marketing and resale of the Products in the Territory, and Distributor agrees to act in that capacity, subject to the terms and conditions of this Agreement. Somnus shall not:

                (a) appoint any other person, firm or company in the Territory as a distributor for the Products in the Territory; or


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                (b)  supply to any other person, firm or company in the
Territory any of the Products, whether for use or resale.

                Distributor shall be entitled to describe itself as Somnus's "Authorized Distributor" for the Products, but shall not hold itself out as Somnus's agent for sales of the Products or as being entitled to bind Somnus in any way.

         2.2 Subdistributors. Distributor may exercise its distribution rights to distribute Products in the territory through the use of third party subdistributors ("Subdistributors") subject to: (i) the written agreement by each such Subdistributor to the restrictions on Distributor contained in Sections 2, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15 of this Agreement, (ii)
Somnus's prior written approval of the Subdistributor, which approval shall not be unreasonably withheld, and (iii) each Subdistributor providing and maintaining a level of training and technical expertise equal to that required of Distributor under Section 3.5 below. Distributor shall deliver to Somnus an English language copy of Distributor's agreement with the Subdistributor, which shall be in a form acceptable to Somnus, concurrently with any request for approval of a Subdistributor.

         2.3 Reservation of Rights. Somnus reserves the right to appoint other authorized distributors or resellers outside the Territory without restriction as to number and location. Nothing in this Agreement shall be construed to preclude Somnus from marketing, selling, leasing or servicing any of the Products outside the Territory.

         2.4 Independent Contractors. The relationship of Somnus and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other or
(ii) to constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall not affect Somnus's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify, defend and hold Somnus harmless from, all
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liabilities, claims, damages, and lawsuits arising from the acts and omissions of Distributor, its employees, servants, agents or any of them.

         2.5 Conflict of Interest. Distributor agrees that any efforts by Distributor to sell competing products in the Territory would constitute a conflict of interest with respect to Distributor's obligations to market the Products, and Distributor warrants that it does not currently manufacture or offer for sale any products which compete with the Products. If Distributor chooses to market, promote or distribute products that compete with the Products, Distributor shall notify Somnus of its intent at least sixty (60) days prior to commencing such activity and Somnus shall have the right to terminate this Agreement upon thirty (30) days notice to Distributor without any liability to Somnus. Failure to so notify Somnus shall be deemed to be a material breach of this Agreement. A product shall be deemed to compete with the Products if it has substantially the same functionality as a Product.

         2.6 Territory. Distributor agrees that it shall not promote, market or establish any branch or maintain any distribution depot for the Products outside of the Territory. Distributor shall promptly submit to Somnus, for Somnus's attention and handling, the originals of all inquiries received by Distributor from potential customers outside the Territory.

3.     OBLIGATIONS FOR DISTRIBUTOR

         3.1 Promotion of the Products. Distributor shall use its best efforts to vigorously promote the Products in the Territory and realize the maximum sales potential for the Products in the Territory. Such promotion shall include, without limitation, active participation and advertisement of the Products in trade publications within the Territory, active participation in the trade shows and exhibitions with Somnus participation as appropriate, and direct solicitation of orders from customers for the Products. Distributor shall stock an adequate inventory of products as appropriate to fulfill the demand for Products in the Territory. In no event shall Distributor make any representation, guarantee or warranty concerning the Products except as expressly authorized by Somnus.

         3.2 Attendance at Meetings. Distributor shall, at Distributor's own expense, send at least one suitably qualified representative to:

                (a) attend the meeting of the American Academy of Otolaryngology held in
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September (or such other month) of each year;

                (b) attend such meetings organized by Somnus as Somnus shall reasonable request, including, without limitation, the Somnus distributor meeting;

                (c) attend each year, at least one other relevant international meeting.

         3.3 Inventory. Distributor shall, at Distributor's own expense, maintain a sufficient inventory of the disposable Products at all times during the term of this Agreement as necessary in order to meet the requirements of any customer or potential customer within the Territory within one (1) week after receipt by Distributor of an inquiry or purchase order form such a customer or potential customer.

       3.4 Distributor Monthly Report. During the term of this Agreement, within five (5) days after the end of each month Distributor will provide Somnus with a report in the format set out in Exhibit E.

       3.5 Personnel. The parties agree that the Products cannot be effectively marketed, supported or maintained unless Distributor hires, trains and supports sufficient sales and technical staff to meet its obligations under this Agreement. Therefore, Distributor shall ensure at least one individual is trained and dedicated solely to supporting Somnus products and:

                (a) employ a sufficient number of competent full time sales personnel to promote the Products and to generate substantial sales in the Territory. Distributor shall equip its sales personnel with adequate training, marketing, technical and sales literature, including such materials as may be made available by Somnus;

                (b) employ a sufficient number of full time technical staff having the knowledge and training necessary to meet Distributor's obligations to maintain and support the Products distributed within the Territory;

                (c) have at least one (1) of Distributor's employees who are responsible for training others with respect to marketing and clinical use attend at least one (1) day of training
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each year by Somnus at a location within the territory specified by Somnus. If at any time Distributor employs fewer than five (5) employees who have completed such training, Distributor shall so notify Somnus, and upon request by Somnus shall have the required number of its employees attend such training; and

                (d) promptly notify Somnus of any change in Distributors marketing, sales, administrative or technical support services or staff which could affect Distributor's ability to meet its obligations under this Agreement.

         3.6 Customer and Sales Reporting. Distributor shall at its own expense and consistent with the marketing and distribution policies of Somnus from time to time:

                (a) provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;

                (b) keep Somnus promptly apprised of potential competitors and competitive products in the Territory;

                (c) assist Somnus in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features;

                (d) submit market research information, as reasonably requested by Somnus, regarding competition and changes in the market within the Territory;

                (e) with respect to each RF Generator sold pursuant to this Agreement, provide Somnus with the name and address of each purchaser of such Generator, the serial number of such Generator, and the telephone and facsimile numbers of each such purchaser;

                (f) provide Somnus, as frequently as reasonably requested by Somnus, but not more often than once every two months, with a list of Distributor's customers, their addresses, the quantities and types of Products purchased by such customers; and
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         3.7  Books and Records. Distributor shall maintain and make available to Somnus accurate books, records, and accounts relating to the business of Distributor with respect to the Products.

         3.8 Right of Inspection. Subject to agreement with Distributor, Somnus shall have the right, upon reasonable notice and during normal business hours, to inspect Distributor's place of business and records for the purpose of determining that Distributor is meeting its obligations under this Agreement.

         3.9 Import Permits. Distributor shall be responsible for obtaining the appropriate licenses or permits required to import Products into each destination country in the Territory. To the extent permitted by law within the Territory, all such licenses and permits shall specify Somnus as the approved entity for importation of the Products in the Territory, and Somnus shall have the exclusive rights to all such licenses or permits if this Agreement is terminated for any reason.

         3.10 Registrations. Licenses. and Permits. Distributor shall be responsible, at its expense, for obtaining any registrations, licenses, and permits required to comply with the laws and regulations of each country in the Territory for sale and distribution of the Products and the conduct of its business operations in accordance with this Agreement provided, however, that such activities shall be conducted in Somnus's name and on Somnus's behalf, and no activities in connection with obtaining such registrations, licenses, or permits required to sell and distribute the Products in the Territory are not obtained within six (6) months after the Effective Date of this Agreement, Distributor and Somnus jointly shall review all actions taken and determine what further actions, if any, should be undertaken. Somnus shall have the exclusive right to use all such registrations, licenses or permits if this Agreement is terminated for any reason.

         3.11 Health and Safety Laws and Regulations. Distributor shall comply fully with any and all applicable health and safety laws and regulations of the Territory as they relate to the Products. In addition, Distributor shall monitor the appropriate information sources closely for changes in such laws and regulations, and other requirements in the Territory relating to the distribution of Products in the Territory, and notify Somnus promptly in writing of any and all such changes.

         3.12 Preclinical and Clinical Trials. Distributor shall assist and support Somnus in
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organizing and conducting preclinical and clinical trials required to obtain registrations, licenses, and permits required to comply with the laws and regulations of the Territory for sale and distribution of the Products; provided, however, that no activities in connection with organizing and conducting such trials shall bc initiated by Distributor without Somnus's prior written approval.

         3.13 Representations. Distributor shall not make any false or misleading representations to customers or others regarding Somnus or the Products. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Somnus's documentation accompanying the Products or Somnus's literature describing the Products, including Somnus's standard limited warranty and disclaimers.

         3.14  Finances.   Distributor shall maintain a net worth and working
capital sufficient, in Somnus's reasonable judgment, to enable Distributor to perform fully and faithfully Distributor's obligations under this Agreement.

         3.15 Instance. Distributor shall insure, at its own cost, with a reputable insurance company, all stocks of the Products as are held by it against all risks to at least the full replacement value of such stocks and to produce to Somnus on demand full particulars of such insurance and the receipt for the then current premium.

         3.16 Changes to Distributor's Business. Distributor shall inform Somnus immediately of any changes in Distributor's organization or method of doing business which might affect the performance of Distributor's duties under this Agreement.

4. OBLIGATIONS OF SOMNUS

         4.1 Supply of Promotional Material. Somnus shall make available to Distributor a reasonable account of promotional material developed by Somnus (e.g., brochures, data sheets, advertising materials), at Somnus's standard charges to distributors for such items. Distributor shall not translate any manuals or written materials supplied by Somnus
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without Somnus's prior written approval. Somnus shall have a right of prior approval of any sales promotion materials, sales aids or advertisements pertaining to Products which the Distributor intends to use or publish in the Territory.

         4.2 Joint Marketing Campaign. Somnus shall agree with Distributor a joint marketing campaign for the Territory to last for the duration of this Agreement. Such campaign shall include advertisements and other promotional material, seminars and conferences and such other methods of promotion as the parties shall agree in order to effectively market the Products in the Territory. The form and content of all methods of promotion (and any alterations thereto) shall be agreed by the parties in advance. The costs of such campaign shall be borne by Distributor unless previously agreed otherwise by Somnus.

         4.3 Training. Somnus shall provide the one (1) training course per year required under section 3.5(c) above without charge. Additional training shall be available at Somnus's then-standard rates for such teaming. Distributor shall pay all travel and living expenses for its own personnel to attend such training.

         4.4 Technical Support. Distributor and Somnus shall meet regularly (approximately once every three to six months) to ensure that Distributor receives adequate and necessary technical support for Distributor's sale activities.

         4.5 Telephone Marketing and Technical Support. Somnus shall provide a reasonable level of telephone marketing and technical support to employees of Distributor who have been trained by Somnus during Somnus's normal business hours to answer Distributor's questions related to

5. PRICING AND PAYMENT

         5.1 Prices. Somnus shall sell Products to the Distributor for the prices set forth on attached Exhibit A.

         Somnus may publish recommended resale prices in respect of the Products in the Territory at whatever competitive price will ensure growing acceptance of the product in the territory,

         5.2 Price Changes. Somnus may revise the prices on Exhibit A at any time upon thirty (30) days prior written notice to Distributor. Upon notice of a change in such prices and prior to the effective date of such change, Distributor shall have the
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right to order any quantity of Product within sixty (60) days of the date on which Somnus notified Distributor of such change.

         5.3 Payment. Distributor shall make full payment in US dollars on all orders on open account, net forty-five (45) days after invoice. Invoices will be dated on or after the date of shipment. Invoices not paid within forty-five (45) days will be charged interest at the rate of one and one-half percent (1.5%) per month on any outstanding overdue balance, but in no event to exceed the maximum allowable by law. If invoices are not paid in a timely manner, Somnus may decline to make further deliveries except for cash in advance of shipment or letter of credit acceptable to Somnus. Distributor must give Somnus written notice of any discrepancies amount the purchase order, the invoice, and the Products received, within thirty (30) days after receipt of the Products or the invoice, whichever occurs later. Somnus reserves the rights, at its sole discretion, to (i) suspend shipment or Products or (ii) convert this exclusive distributor agreement into a non-exclusive distributor agreement, in the event that Distributor fails to maintain payment of invoices on a current basis or fails to comply with any other terms of Agreement.

         5.4 Costs. Charges and Taxes. Any and all expenses, costs and charges incurred by distributor in the performance of its obligations under this Agreement shall be paid by Distributor. In addition, Distributor shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, sale, importation, lease or other distribution of the Products.

         5.5 Retention of Title. Title to the Products shall not pass to Distributor until Somnus has received payment in full of the price therefor. Until title in the Products has passed, Distributor shall be in possession of the Products in a fiduciary capacity and shall not part with possession of the Products, shall take proper care of the Products and shall keep them free from any charge, lien or other encumbrance and store the Products in such a way to show clearly that they belong to Somnus.
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6. PURCHASES BY DISTRIBUTOR

         6.1 Forecasts. Distributor will provide Somnus each month with a rolling binding forecast of its expected unit sales of Products and revenues from such sales during the six (6) month period beginning with the month in which the forecast is provided to Somnus. The first such forecast shall be due within five (5) days after the Effective Date, with subsequent forecasts due on the fifth day of each calendar month during the term of this Agreement.

         6.2 Order and Acceptance. All orders for Products submitted by Distributor shall be initiated by written purchase orders sent to Somnus and requesting a delivery date, during the term of this Agreement; provided, however, that an order may initially be placed by facsimile if a written confirming purchase order is received by Somnus within five (5) days after said facsimile order. To facilitate Somnus's production scheduling, Distributor shall submit purchase orders to Somnus at least thirty (30) days prior to the requested delivery date. No order shall be binding upon Somnus until accepted by Somnus in writing, and Somnus shall have no liability to Distributor with respect to purchase orders that are not accepted. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. Distributor shall accept or reject Products delivered hereunder within thirty (30) days of receipt.

         6.3 Terms of Purchase Orders. The purchase and delivery of Products sold by Somnus to Distributor hereunder shall be governed by the terms and conditions of this Agreement and nothing contained in any purchase order, acknowledgment or other such document issued by either party shall in any way modify such terms of purchase or add any additional terms or conditions.

         6.4 Minimum Purchase Commitment. Distributor agrees to the initial product purchase commitment set forth in Exhibit B, and agrees to order, pay for and accept delivery of Products to achieve this initial product purchase commitment. Distributor agrees to place an initial stocking order immediately upon execution of this Agreement for shipment within thirty (30) days, for the quantity of Products set forth in attached Exhibit B.
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         6.5  Cancellation and Reschedule of Orders. Shipment of Products under order in accordance with this Agreement may be deferred or canceled by Distributor, upon prior approval by Somnus, subject to the provisions and charges specified in attached Exhibit B.

         6.6 Shipping. Unless the parties otherwise agree in writing, all Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Somnus's standard shipping cartons, marked for shipment at Distributor's address set forth below, and delivered to Distributor or its carrier agent F.O.B. Somnus's manufacturing plant or such other shipping location as Somnus may designate at its sole discretion, at which time title to such Products and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, Somnus shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at Somnus's plant.

         6.7 Acceptance. The Products delivered by Somnus will be subject to inspection and test by Distributor, and in the event any Product is defective in material or workmanship, Distributor shall have the right to reject it within [*] days after delivery (the "Rejection Period"). Products rejected by Distributor shall have a failure report attached, and shall be forwarded to Somnus freight collect. The rejected Products will be repaired or replaced at Somnus's option and returned to Distributor freight prepaid. Somnus shall use commercially reasonable efforts to repair or replace the defective Products within [*] days of its receipt. In the event Somnus is unable to repair or replace such defective Products, Somnus shall refund the purchase price paid by Distributor for such defective Products. If rejected Products are found not to be defective after return to Somnus, the Products will be reshipped to Distributor at Distributors expense, and each such unit will be subject to a service charge of [*].

         6.8 Returns. In the event Distributor returns to Somnus any Product which is not defective, Somnus shall charge Distributor a restocking fee upon return of each product equal to [*] of the price paid by Distributor for that Product and shall credit the balance of this price to Distributors account. Distributor shall be responsible for all charges incurred in respect of the redelivery of the Products. Before returning any Product


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to Somnus for repair and servicing, Distributor shall request a Return Material
Authorization ("RMA") from Somnus, and instructions for returning Products, any and all returned Products shall be accompanied by such RMA.

7. MAINTENANCE

         7.1 Maintenance. Somnus will provide all maintenance and repair services to the Distributor and end user customers for both Products under warranty (in accordance with Section 8.1 below) and for Products whose warranty has expired. Products whose warranty has expired shall be repaired at Somnus's maintenance and repair fees then in effect. Distributor shall not, without Somnus's prior written consent, perform any maintenance or repairs with respect to the Products. Distributor shall request a RMA before returning any Product for repair.

         7.2 Non-Warranty Repair Service. Products that do not qualify under the Somnus warranty may be returned to Somnus for repair. Charges will be on a time and materials basis at Somnus's then current rates. Before returning any Product to Somnus for repair or servicing, Distributor shall request a RMA from Somnus, and instructions for returning Products, any and all returned Products shall be accompanied by such RMA. Somnus shall use reasonable endeavors to ship Products sent in for repair within thirty (30) work days of receipt. Distributor is responsible for shipping charges to Somnus. Somnus will return ship by the method recommended by Distributor. Distributor will be responsible for any charges for shipping and handling in addition to such other reasonable charges in respect of labor and materials as Somnus shall from time to time require.

         7.3 Problem Reporting. Distributor will keep Somnus informed as to problems encountered with respect to the Products and any resolutions, and to communicate promptly to Somnus any and all modifications, design changes or improvements of the Products suggested by any customer, or any employee or agent of Distributor, and Distributor hereby assigns to Somnus any right, title or interest that Distributor may have in such information.
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8. WARRANTY

         8.1 Warranty to Distributor, Somnus warrants to Distributor that the Products delivered pursuant to this Agreement will conform to Somnus' Product Specifications and will conform with the product warranty.

         8.2 Limitation. The warranties in Section 8.1 shall not apply to Products that have been modified or altered in any manner by anyone other than Somnus, which have been used in any manner other than for which the Product was intended, or to defects caused (a) through no fault of Somnus during shipment or transportation to or from Distributor; (b) by the use or operation in an application or environment other than that intended or recommended by Somnus;
(c) by service by anyone other than employees of, or persons approved in writing by, Somnus; or (d) by accident, negligence, misuse, other than normal electrical or physical stress, or other causes other than normal use. Replacement Products and parts supplied under this warranty shall carry only the unexpired portion of the original warranty.

         8.3 Warranty Repair. In the event that Somnus receives notice from Distributor during the warranty period that a Product ("Nonconforming Item") does not conform to its warranty, Somnus's sole liability, and Distributor's exclusive remedy, shall be for Somnus, at its sole option, to either repair or replace the Nonconforming Item. Nonconforming Items replaced under the terms of any such warranty may be refurbished or now equipment substituted at Somnus's option. A Nonconforming Item may only be returned under the prior written approval of Somnus. Any such approval shall reference a Return Material Authorization (RMA) number issued by authorized Somnus personnel. Transportation costs, if any, incurred in connection with the return of a defective Nonconforming Item to Somnus shall be borne by Distributor. Any transportation costs incurred in connection with the redelivery of an Nonconforming Item to Distributor returned in the manner provided above shall be borne by Somnus if actually nonconforming. In the event a returned Nonconforming Item is found not to be Nonconforming, all costs to return such item to Distributor shall be borne by Distributor, and such items will be subject to a service charge of [*], which mounts shall be invoiced to Distributor and shall be payable within thirty days of the date of invoice. All claims by Distributor pursuant to the foregoing warranty shall be made in a writing (including a telecopy) stating (1) the serial or lot number of the allegedly defective Nonconforming Item, (2) the date


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such Nonconforming Item was delivered to or installed for a customer, and (3) a reasonably detailed description of the defect.

         8.4 DISCLAIMER EXCEPT AS SET FORTH ABOVE, SOMNUS MAKES NO WARRANTIES OR CONDITIONS, EXPRESSED, IMPLIED STATUTORY OR OTHERWISE, RESPECTING PRODUCTS, SPARE PARTS OR THIS AGREEMENT. ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED BY LAW IN RELATION TO THE PRODUCTS ARE HEREBY EXCLUDED.

9. LIMITATION OF LIABILITY

         SOMNUS'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR THE SALE OF THE PRODUCT WHETHER FOR NEGLIGENCE, BREACH OF CONTRACT, MISREPRESENTATION OR OTHERWISE SHALL IN NO CIRCUMSTANCE EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR THE PRODUCTS IN QUESTION.

         IN NO EVENT SHALL SOMNUS BE LIABLE FOR:

(A) DAMAGE TO OR LOSS OF THE PRODUCTS OR ANY PART OF THEM WHILST IN TRANSIT:

(B) FOR DEFECTS IN THE PRODUCTS CAUSED BY ABNORMAL OR UNSUITABLE CONDITIONS OF STORAGE OR USE OR ANY ACT, NEGLECT OR DEFAULT OF THE DISTRIBUTOR OR OF ANY THIRD PARTY;

(C) THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS BY DISTRIBUTOR;

(D) (EXCEPT IN RESPECT OF DEATH OR PERSONAL INJURY CAUSED BY SOMNUS'S NEGLIGENCE), SOMNUS SHALL NOT BE LIABLE TO DISTKIBUTOR FOR ANY LOSS, DAMAGE OR INJURY OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE), COSTS, EXPENSES OR OTHER CLAIMS WHICH ARISE OUT OF OR IN CONNECTION WITH THE SUPPLY OF THE PRODUCTS OR THEIR USE OR RESALE BY DISTRIBUTOR.

10. PROPERTY RIGHTS

         10.1 Property Rights. Except as expressly set forth herein, Distributor Somnus agrees that Somnus owns all right, title, and interest in the Products and in all of Somnus's patents, Somnus Trade Marks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes hereto set forth, and upon termination of this Agreement for any reason such authorization shall cease.

         10.2 Somnus makes no representation or warranty as to the validity or enforceability of the Somnus Trade Marks nor as to whether the Somnus Trade Marks infringe upon any intellectual property rights of third parties within the Territory.
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         10.3 Use of SOMNUS TRADE MARKS. During the term of this Agreement,
Distributor shall indicate to the public that the Distributor is an authorized distributor of Somnus's Products and advertise within the Territory such Products under the Somnus Trade Marks. Distributor shall not alter or remove any Somnus Trade Mark applied to the Products. Except as set forth in this Section 10.3, nothing contained in this Agreement shall grant to Distributor any right, title and interest in the Somnus Trade Marks. At no time during or after the term of this Agreement shall Distributor attempt to register any trademarks, mask or trade names confusingly similar to the Somnus Trade Marks.

         10.4 Approval of Representations. All representations of the Somnus Trade Marks that Distributor intends to use shall first be submitted to Somnus for approval, which shall not be unreasonable withheld, of design, color, and other details or shall be exact copies of the Somnus Trade Marks. If any of the Somnus Trade Marks are to be used in conjunction with another trademark on or in relation to the Products, then the Somnus Trade Marks shall be presented equally legibly, equally prominently, and of greater size than the other by nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark

         10.5 Sale Conveys no Right to Manufacture Copy or Modify. The Products are offered for sale and are sold-by Somnus subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce or modify any of the Products. Distributor shall take appropriate steps with Distributor's customers, as Somnus may request to inform them of and assure compliance with the restrictions contained in this Subsection 10.5.

         10.6 Distributor shall, at the expense of Somnus, take all such steps as Somnus may reasonably require to assist Somnus in maintaining the validity and enforceability of the Somnus Trade Marks and any other intellectual property of Somnus during the term of this Agreement. In addition, Distributor shall promptly and fully notify Somnus of any actual, threatened or suspected infringement in the Territory of any Somnus Trade Mark or other intellectual property of Somnus which comes to Distributor's notice and Distributor shall, at the request and expense of Somnus, do all such things as may be reasonably required to assist Somnus in taking or resisting any proceedings in relation to any such infringement or claim.

         10.7 Patent Marking. Distributor shall not remove from the Products any patent notices marked on the Products, and shall label the packaging materials of the Products with such patent notices as Somnus may request.

11. INDEMNITY

         11.1 Intellectual Property Indemnity. Somnus shall indemnify, defend and hold Distributor harmless against all liabilities and expenses paid to third parties as a result of any claim or suit for an alleged direct infringement of any third party intellectual property rights arising from the sale or use by Distributor of the Products as contemplated herein; provided that Distributor
(a) promptly notifies Somnus of the claim, (b) grants Somnus full control over the defense or settlement thereof. If a Product is, or in the opinion of Somnus may become, the subject of any claim or suit for infringement of any such rights, then Somnus may become, the subject of any claim or suit for infringement of any such rights, then Somnus may, at its option and expense: (i) procure for Distributor the right to distribute or use, as appropriate, such Product; or (ii) modify or replace the Product, or part thereof, with other suitable Products or parts that are substantially equivalent in functionality and performance; or (iii) accept return of such Product, or pan thereof, and refund the aggregate payments paid therefor by Distributor, less a reasonable sum for use and damage as amortized over a forty-eight (48) month period. Notwithstanding the above, Somnus shall not be liable for any costs or expenses incurred without its prior written authorization.

         11.2 Limitation. Notwithstanding the provisions of Subsection 11.1 above, Somnus assumes no liability for (i) infringement claims with respect to any product or process in or with which any of the Products may be used but not covering the Products standing alone; (ii) any trademark infringements involving any marking or branding not applied by Somnus or involving any marking or branding applied at the request of Distributor; or (iii) the modification of the Products, or any part thereof, unless such modification was made by Somnus.

         11.3 Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SOMNUS AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY

RIGHTS BY THE PRODUCTS OR ANY PART THEREOF. ALL WARRANTIES OF NON-INFRINGEMENT, STATUTORY, IMPLIED OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED.

12. CONFIDENTIALITY

       12.1 Distributor acknowledges that by reason of Distributors relationship to Somnus hereunder Distributor will have access to certain information and materials concerning Somnus's business, plans, customers, technology and products that are confidential and of substantial value to Somnus, which value would be impaired if such information were disclosed to third parties. Distributor agrees that Distributor will not use in any way for Distributor's own account of the account of any third party, nor disclose to any third party, any such confidential information revealed to Distributor by Somnus. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor. Somnus shall advise whether or not Somnus considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Somnus (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Somnus, and Distributor warrants that it shall not at any time manufacture any compositions, devices, components or assemblies utilizing any of Somnus's confidential information.

13. COMPLIANCE WITH THE LAW

         13.1 Export Control Regulations. Any and all obligations of Somnus to provide the Products, as well as any technical assistance, shall be subject in all respects to such United States Laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, Distributor agrees that, unless prior authorization is obtained from the office of Export Licensing, it shall not export, reexport, or transship, directly or indirectly, to country groups Q, S, W, Y, or Z ( as defined in the Export Administration Regulations), or Afghanistan or the people's Republic of China (excluding Taiwan) any of the technical data disclosed to Distributor or the direct product of such technical data.

         13.2 Governmental Consent, Distributor represents and warrants that, as of the Effective Date of this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the Territory which has not been made or obtained by Distributor prior to the Effective Date is required in connection with the valid execution, performance and delivery of this Agreement. Distributor shall be responsible for timely filings of this Agreement with any required governmental agencies or commissions in the Territory. In the event any such agency or governmental entity objects to or disapproves of this Agreement or any provision hereof, Somnus shall have the right to immediately terminate the Agreement.

         13.3 Currency Control. Distributor represents and warrants that, on the Effective Date of this Agreement, no currency control laws applicable in the Territory prevent the payment to Somnus of any sums due under this Agreement.

         13.4 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with Somnus's established corporate policies regarding foreign business practices, Distributor and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or including such a person to use his influence to affect any such governmental act or decision in order to assist Somnus in obtaining, retaining, or directing any such business.

         13.5 Intellectual Property Rights Registrations. Distributor shall promptly notify Somnus in writing of, and shall assist Somnus with any registrations or filings required to obtain patent, copyright, trademark or other intellectual property rights protection, in Somnus's name, for the Products in the Territory under applicable law. Somnus shall be responsible for all fees or expenses incurred in connection with such intellectual property fights registrations or filings.

         13.6 Non-Compliance as Material Default. Non-compliance by Distributor or its employees or agents with this Section 13 shall be deemed to constitute a material default under this Agreement.

14. TERM AND TERMINATION

         14.1 Term. This Agreement shall continue in force for a term of three
(3) years from the Effective Date, unless terminated earlier under the provisions of this Section 14. At the end of such term, this Agreement shall terminate automatically without notice unless prior to that time the parties have agreed in writing to renew the Agreement.

         14.2 Termination for Convenience, This agreement may be canceled by either party for any reason, by giving the other party hereto ninety (90) days written notice.

         14.3 Termination for Cause. If either party materially breaches any provision of this Agreement, the other party may elect to give to the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within thirty. (30) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately..

         14.4 Termination for Insolvency. This Agreement shall terminate, without notice, (I) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor's debts, (ii) upon Distributor's making an assignment for the benefit of creditors, or (iii) upon Distributor's dissolution.

         14.5 Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination,-for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Somnus or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

         14.6 Effect of Termination.

              (a) Distributor shall be permitted for a period of 3 months following termination to sell and distribute such stocks of the Products as it may at the time have in its possession or under its control. At the end of such period, Distributor shall give Somnus the right to purchase Distributor's remaining inventory of Products (if any) at the prices Distributor paid for such Products, F.O.B. Somnus's facility. Should Somnus elect to exercise its right to repurchase then Somnus shall only repurchase Products in a marketable condition.

              (b) Termination shall not, under any circumstances, relieve the Distributor of its obligation to pay any sums owed to Somnus under the terms of this Agreement.

              (c) Upon expiration or termination of this Agreement, Somnus may cancel any or all untilled orders.

              (d) Within thirty (30) days after the termination of this Agreement, Distributor shall return all samples, instruction books, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers whatsoever sent to Distributor and relating to Somnus's business at Somnus's expense. Distributor shall not make, use, dispose of or retain copies of any confidential items or information which may have been entrusted to Distributor.

              (e) Upon termination, Distributor shall immediately cease to use the Somnus Trade Marks and any other intellectual property rights of Somnus and the license granted pursuant to Section 10.1 shall immediately terminate.

              (f) Sections 9, 10, 11, 12, 13, 14, and 15 shall survive termination of this Agreement for any reason.

15. GENERAL PROVISIONS

         15.1 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with English law.

         15.2 Choice of Language. The original of this Agreement has been written in English. Distributor hereby waives any right it may have under the law of Distributor's country to have this Agreement written in the language of Distributor's country.

         15.3 Waiver. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

         15.4 Force Majeure Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, earthquake, war, embargo, strike, not, inability to secure materials and transportation facilities, failure of suppliers, or the intervention of any governmental authority (" Force Majeure"). If either party is affected by Force Majeure, it shall forthwith notify the other of the nature and extent thereof. If such Force Majeure shall continue for more than ninety (90) days, the party injured by the inability of the other to perform shall have the right upon written notice to either (I) terminate the Agreement with respect to Products not already shipped, or (2) treat this Agreement as suspended during the delay and reduce any commitment in proportion to the duration of the delay.

         15.5 Publicity. Neither party shall issue press release or similar public disclosure of any nature regarding this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, such approval shall be deemed to have been given to the extent such disclosure is required by professional business advisors and financing sources of Distributor, or to comply with governmental requirements.

         15.6 Headings. The headings used in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

         15.7 Notices. Any notice required or permitted by to this Agreement shall be made in writing. All notices shall be sent by registered or certified mail, return receipt requested, or by commercial carrier, in each case postage prepaid. All such notices shall be deemed to have been given three (3) days after dispatch in such manner, addressed as shown below or to such other address as a party may indicate by notice:

             To Somnus:              Somnus Medical Technologies, Inc.
                                     285 N. Wolfe Road
                                     Sunnyvale, California 94086
                                     United States of America
                                     Attention: Mr. Donald R. Bruce

             To Distributor:         Ferrari Ind. Com. Aparelhos Medicos Ltda
                                     Rua Indare
                                     101 CEP 04317-010
                                     Sao Paulo-SP-Brazil
                                     Attention: Mr. Ronaldo Luiz Ferrari

         15.8 Severability If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions not held to be invalid.

         15.9 Non-Assignability and Binding Effect. A mutually agreed consideration for Somnus's entering this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under Distributor's present ownership, and, accordingly, Distributor agrees that Distributor's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Somnus. Somnus may assign this Agreement in connection with the sale of all or substantially all its business assets relating to this Agreement, whether by merger, sale or otherwise. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parries hereto and their successors and assigns.

         15.10 Entire Agreement. This Agreement with its Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions and negotiations, whether oral or written, between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

         15.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.


SIGNED by Mr. Donald R. Brace
for and on behalf of                                    )
SOMMNUS MEDICAL TECHNOLOGIES, INC.                      )

    /s/ Donald R. Bruce         Signature

        Donald R. Bruce         Print Name



SIGNED by Ronaldo Luiz Ferrari
for and on behalf of                                    )
Ferrari Ind. Com. Aparelhos Medicos Ltda                )


    /s/ Ronaldo Luiz Ferrari    Signature

        Ronaldo Luiz Ferrari    Print Name


                                   EXHIBIT A

                                PRODUCT PRICES

The Products and Prices of this Agreement shall be as follows. Prices are quoted in US Dollars.

--------------------------------------------------------------------------------
                Name                     Somnus Model No.   Distributor Price in
                                                            US Dollars
--------------------------------------------------------------------------------
RF Generator                                   S2                [*] each
--------------------------------------------------------------------------------
Somnoplasty Single Needle Coagulating         1100               [*] each
Electrode
--------------------------------------------------------------------------------
Somnoplasty Single Needle Coagulating         1010               [*] Each
Electrode                                                         handpiece
--------------------------------------------------------------------------------

     All prices are FOB Factory Sunnyvale, California United States of America and subject to FOB port, insurance, and shipping charges to be paid by Distributor. Distributor is responsible for all import duties, taxes, and other charges levied in Distributor's country.


                                  EXHIBIT B1

                     INITIAL PRODUCT PURCHASE REQUIREMENTS

The initial purchase requirement concurrent with the execution of this Agreement are as follows:

Item                       Description                           Quantity
Price to                 Total Price in

Distributor                   US$

 1.


[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

 2.

 3.

 4.

 5.

 6.

Total Initial
Order
$


NOTE:   These goods have already been purchased and paid for.

        All prices are FOB Factory Sunnyvale, California United States of America and subject to FOB port, insurance, and shipping charges to be paid by Distributor. Distributor is responsible for all import duties, taxes, and other charges levied in Distributor's country.


                                  EXHIBIT B2

                    MINIMUM PRODUCT PURCHASE REQUIREMENTS


The minimum purchase of this Agreement are as follows:


                Year                            Amount($)

                 1                               [*]

                 2                               [*]

                 3                               [*]


[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Three (3) months prior to anniversary agree minimums for the following year.



                                   EXHIBIT C

                          RESCHEDULE AND CANCELLATION

         In the event Somnus agrees to cancel or reschedule an order, Distributor agrees to pay to Somnus cancellation or rescheduling charges in accordance with the following schedule:

--------------------------------------------------------------------------------
Number of days prior to scheduled       Cancellation or rescheduling Charges*:
delivery date that cancellation or
rescheduling notice is received:
--------------------------------------------------------------------------------
10-15 days                              [*] of order total
--------------------------------------------------------------------------------
15-30 days                              [*] of total order
--------------------------------------------------------------------------------
over 30 days                            No Charge
--------------------------------------------------------------------------------


* The charges listed in this table are specified as a percentage of the price of the canceled or rescheduled order.

The notice period for computing cancellations shall be based on the originally scheduled delivery date in the event a Product previously rescheduled is subsequently rescheduled or canceled.


[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Somnus will use commercially reasonable efforts to meet rescheduled delivery dates. Cancellation or rescheduling requests made by Distributor less than ten
(10) days prior to the scheduled delivery date shall be accepted or rejected at Somnus's discretion.


                                  EXIHIBIT D


                      SOMNUS TRADEMARKS AND SERVICEMARKS

Somnus and the Somnus Medical Technologies, Inc. logo are trademarks of Somnus Medical Technologies, Inc.

"Sound sleep without the sound" is a trademark of Somnus Medical Technologies, Inc.

Somnoplasty is a servicemark of Somnus Medical Technologies, Inc.

                                   EXHIBIT E

                          DISTRIBUTOR MONTHLY REPORT



Distributor Name:

Country:

Month:


                               Sales  for Month


     Units Sold           Average Price        Beginning Stock      End Stock








                             Evaluations for Month

           Units               Name or' Customer                  Terms







New Accounts this Month:

Number of RF Generators Placed:.
Hospital Name:




Total Number of RF Generators Now in Market:

Number of Physicians Trained:
Physicians Name:

Total Number of Trained Physicians in Market:



DISTRIBUTOR MONTHLY REPORT


Key Activities this Month:













Key Activities Next Month:














What support do you need from Somnus?

         Thank you for taking the time to complete this report


                                                With kind regards,

                                           Somnus Customer Service